EXHIBIT 5.1



                                  June 29, 1998

Navarre Corporation
7400 49th Avenue North
New Hope, Minnesota 55428

Re: Opinion of Counsel as to Legality of 15,619,053 shares of Common Stock to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-3 of 15,619,053 shares of Common Stock, no par value, of Navarre Corporation (the"Company").

         As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 15,619,053 shares of Common Stock to be offered by the Selling Shareholders, representing 7,619,050 shares issuable upon the conversion of the Company's Class A Convertible Preferred Stock, 7,619,050 shares issuable upon the exercise of 1,523,810 warrants at $3.50 per share, and 380,953 shares issuable upon the exercise of warrants at $2.625 per share, will when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

         The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                                            Very truly yours,


                                            LINDQUIST & VENNUM P.L.L.P.